EXHIBIT (a)(1)(viii)

Confirmation E-mail/Letter to Employees who Decline Participation in the Exchange Program

Dear [Employee Name],

AMD has received your Election Form dated [Click and Type Date], 2009, by which you rejected AMD’s Offer to exchange your eligible outstanding options for new options, as follows:

Original Grant Date	Expiration Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Shares Vested	Shares Unvested	Exchange Ratio	Exchange Entire Eligible Option?
No
No
No
No

If you change your mind, you may change your election as to some or all of your eligible options by submitting a new Election Form through the Offer website at https://amd.equitybenefits.com and electing “Yes” to exchange your Eligible Option rather than “No” to retain your Eligible Option. If you are not able to submit your Election Form electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), a properly signed and completed Election Form must be received by Stock Administration via facsimile at 512-602-5809 before 11:00 p.m., Central Time, on July 27, 2009.

The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems. If you are unable to, or choose not to submit electronically, only documents that are complete, signed and actually received by Stock Administration by the deadline will be accepted. Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to the Option Exchange Helpline at 512-602-1174 or HRSC.Stockadministration@amd.com.

This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the e-mail from Compensation and Stock Administration, dated July 29, 2009; (3) the Summary of the Option Exchange Program; (4) the Election Form; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; (6) the Agreement to Terms of Election; (7) the 2004 Equity Incentive Plan, as amended and (8) the form stock option agreement. You may access these documents on the Offer website at https://amd.equitybenefits.com or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

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